Term Sheet	Registration No.333-146981
To prospectus dated October 29, 2007, and	Filed Pursuant to Rule 433
prospectus supplement dated October 29, 2007

THE McGRAW-HILL COMPANIES, INC.

Issuer:	The McGraw-Hill Companies, Inc.

Ratings:	Moody’s: A1 (negative) / Fitch: A+ (stable)

Format:	SEC Registered

Principal Amount:	$400,000,000	$400,000,000	$400,000,000

Trade Date:	October 30, 2007	October 30, 2007	October 30, 2007

Settlement Date (T+3):	November 2, 2007	November 2, 2007	November 2, 2007

Maturity Date:	November 15, 2012	November 15, 2017	November 15, 2037

Price to Public:	99.911%	99.760%	99.605%

Coupon:	5.375%	5.900%	6.550%

Yield to Maturity:	5.399%	5.933%	6.580%

Spread to Benchmark Treasury:	135 bps	155 bps	190 bps

Benchmark Treasury:	3.875% UST due 10/12	4.75% UST due 08/17	4.75% UST due 02/37

Benchmark Treasury Yield:	4.049%	4.383%	4.680%

Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2008	April 15 and October 15, commencing on April 15, 2008	May 15 and November 15, commencing on May 15, 2008

Make-Whole Call:	The greater of par or make-whole at Treasury Rate plus 20 bps	The greater of par or make-whole at Treasury Rate plus 25 bps	The greater of par or make-whole at Treasury Rate plus 30 bps

CUSIP:	580645AD1	580645AE9	580645AF6

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. J.P. Morgan Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Managers:

Lloyd’s TSB Bank plc

Mitsubishi UFJ Securities International plc

KeyBanc Capital Markets Inc.

BBVA Securities, Inc.

BNY Capital Markets, Inc

Daiwa Securities America Inc.

nabCapitalSecurities, LLC

UBS Securities LLC

Trustee:	The Bank of New York

Underwriting:	Each of Lloyd’s TSB Bank plc and Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by regulations of the Financial Industry Regulatory Authority.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Greenwich Capital Markets, Inc. at 1-203-618-6166 or J.P. Morgan Securities Inc. at 1-212-834-4533